Exhibit 99.1

Merrimack Reports Third Quarter 2018 Financial Results and Provides Strategic Update Following Portfolio Review

– Company to initiate corporate restructuring, including ~60% reduction in force and significant reduction in operating expenses; potential to extend runway into at least 2H 2022 to preserve ability to capture Ipsen milestones –

– Has engaged external advisors to evaluate strategic alternatives –

– Discontinuing development of all ongoing MM-121 programs based on interim results from Phase 2 SHERLOC study in non-small cell lung cancer (NSCLC), including termination of Phase 2 SHERBOC study in metastatic breast cancer –

– Will focus program spending on Phase 1 study of MM-310, with safety update anticipated in Q1 2019, and prudent advancement of two most promising preclinical candidates, MM-401 and MM-201 –

– Conference call at 8:30 am ET today –

Cambridge, Mass., November 7, 2018 – Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK), a research and clinical development oncology company focused on biomarker-defined cancers, today announced its third quarter 2018 financial results for the period ended September 30, 2018 and provided a strategic update.

“Following a comprehensive review of our drug candidate pipeline, we have determined that a corporate restructuring provides the best path forward to reduce operational costs and maximize value. Naturally, this step was the result of an extremely difficult decision and we regret its impact on the affected members of our team, to whom we remain grateful for their contributions to Merrimack,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer. “Going forward, we remain committed to the efficient development of targeted therapies for biomarker-defined cancers, as we are now focused on our clinical development program for MM-310, for which we anticipate providing another safety update in Q1 2019, and our emerging preclinical candidates, MM-401 and MM-201.”

Strategic Update

The Company conducted an internal review of its pipeline, the results of which are outlined below:

•

Corporate: Reflective of its updated development plans, Merrimack is initiating a corporate restructuring intended to maximize value and preserve its ability to capture outstanding milestones from Ipsen, which the Company intends to pass through to shareholders, net of any taxes owed and subject to there being sufficient surplus at that time. This restructuring includes a workforce reduction of approximately 60%, including the elimination of all open positions, to be initiated immediately and completed by February 2019. This restructuring, together with other restructuring and cost cutting measures that the Company could implement in the future, provide the Company with the potential to extend its cash runway into at least the second half of 2022. In parallel, Merrimack has retained external advisors to explore strategic alternatives.

•

MM-121: Based on the results of the interim analysis of its randomized Phase 2 SHERLOC study that were announced on October 19, 2018, Merrimack is discontinuing development of all ongoing MM-121 programs, including terminating the SHERBOC study, its companion Phase 2 clinical trial evaluating MM-121 in metastatic breast cancer.

•

MM-310: After treating the first 14 patients in the first dose-escalating regimen in Merrimack’s Phase 1 clinical trial of MM-310 in solid tumors, the study has been amended to test an alternative dosing schedule. Early data from the every three week dosing schedule regimen showed signs of encouraging antitumor activity in four patients, including two non-small cell lung cancer patients, one soft tissue sarcoma patient and one ovarian cancer patient who additionally had a 70% reduction of CA-125, an associated tumor marker. However, emerging cumulative grade 3 peripheral neuropathy following multiple cycles of treatment was observed in three patients. Pharmacokinetic and preclinical data indicate that lengthening the time between dosing may improve tolerability of MM-310. Patients are now being screened under an every four week schedule amendment and will be dosed starting at the highest dose level reached in the prior regimen. Merrimack plans to provide an additional safety update from the study in Q1 2019.

•

Preclinical Programs: Merrimack is narrowing the scope of its preclinical efforts to prudently advance its two most promising programs, which are MM-401, its previously undisclosed immuno-oncology program, an agonistic antibody targeting a novel immuno-oncology target, TNFR2, and MM-201, a highly stabilized agonist-Fc fusion protein targeting death receptors 4 and 5. The Company will feature data from the MM-401 program at the 30th EORTC-NCI-AACR Symposium on November 14, 2018 in a poster titled, “Targeting TNFR2 – A Key Regulator of the Tumor Immunosuppressive Microenvironment,” which highlights robust responses to MM-401 as a monotherapy in multiple mouse tumor models, including in PD-1 antibody-resistant tumors, as well as in combination with checkpoint inhibition.

Third Quarter 2018 Financial Results

In the third quarter and more recently, Merrimack received three ONIVYDE-related milestone payments:

•	$18.0 million resulting from the sale of ONIVYDE in two additional major European countries, which was received and announced in August 2018;

•	$5.0 million resulting from the sale of ONIVYDE in the first major non-European, non-Asian country, which was received and announced in September 2018; and

•

$5.0 million of the $10.0 million milestone for the first patient dosed in a pivotal clinical trial of ONIVYDE in an indication other than pancreatic cancer, which was received in October 2018, subsequent to the end of the third quarter. Merrimack received $5.0 million triggered by the commencement of a multi-part study that Ipsen and Servier are conducting in small cell lung cancer (SCLC). The remaining $5.0 million would be paid if and when a decision is made to progress to the randomized part of the study focused on efficacy.

The following summarizes Merrimack’s financial results for the quarter ended September 30, 2018:

•

Research and development expenses for the third quarter ended September 30, 2018 were $13.0 million, compared to $13.6 million for the comparable period of 2017. Research and development spending for the third quarter of 2018 was lower versus the comparable period in 2017 primarily due to the phasing of clinical development programs;

•

General and administrative expenses for the third quarter ended September 30, 2018 were $3.8 million, compared to $3.4 million for the comparable period of 2017. General and administrative spending for the third quarter of 2018 was higher versus the comparable period in 2017 primarily due to the timing of external corporate expenses;

•

Net loss for the third quarter ended September 30, 2018 from continuing operations was $12.3 million, or $0.92 per share, compared to a net loss of $5.4 million from continuing operations, or $0.40 per share, for the comparable period of 2017. The comparable period of 2017 included a one-time non-cash gain of approximately $10.8 million related to the deconsolidation of a subsidiary; and

•	As of September 30, 2018, Merrimack had 13.3 million shares of common stock, $0.01 par value per share, outstanding.

Financial Outlook

As a result of the corporate restructuring, Merrimack believes that its cash, cash equivalents and marketable securities of $84.8 million as of September 30, 2018, plus the $5.0 million ONIVYDE milestone received in October but excluding any potential additional milestone payments, together with other restructuring and cost cutting measures that Merrimack could implement in the future, provide Merrimack with the potential to fund its operations into at least the second half of 2022.

Merrimack remains eligible to receive additional milestone payments resulting from the Company’s asset sale to Ipsen in 2017:

•

Merrimack is entitled to receive up to $5.0 million in milestone payments triggered by Ipsen’s and Servier’s decision to progress their ongoing multi-part clinical trial evaluating ONIVYDE in SCLC into the randomized part of the study focused on efficacy. This milestone payment is excluded from the Company’s cash runway guidance until achieved; and

•

Merrimack is entitled to receive an aggregate of $450.0 million in regulatory-based milestones from Ipsen, which Merrimack has said it expects to pass through to stockholders, net of any taxes owed and subject to there being sufficient surplus at that time, consisting of:

•	$225.0 million upon approval by the FDA of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas, subject to certain conditions;

•	$150.0 million upon approval by the FDA of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and

•	$75.0 million upon approval by the FDA of ONIVYDE for an additional indication unrelated to those described above.

Conference Call and Webcast

Merrimack will host a live conference call and webcast today, Wednesday, November 7, 2018 at 8:30 am ET, to provide an update on the Company, including the results of its portfolio review, and a summary of these financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 4685885. A listen-only webcast of the call can be accessed in the Investors section of Merrimack’s website, investors.merrimack.com, and a replay of the call will be archived there for six weeks following the call.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Its mission is to transform cancer care through the smart design and development of targeted solutions based on a deep understanding of cancer pathways and biological markers. All of Merrimack’s development programs fit into its strategy of 1) understanding the biological problems it is trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about expectations regarding the elimination of future expenses, cash runway, the timing of availability of clinical trial data and the anticipated achievement, receipt and distribution of milestones. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s product candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2018 and the other reports Merrimack files with the SEC.

Merrimack Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
Operating expenses:
Research and development expenses	$12,959	$13,598	$39,743	$54,954
General and administrative expenses	3,777	3,366	11,560	23,798

Total operating expenses	16,736	16,964	51,303	78,752

Loss from continuing operations	(16,736)	(16,964)	(51,303)	(78,752)
Other income and expenses:
Interest income	306	250	863	646
Interest expense	(472)	(1,659)	(472)	(30,400)
Gain on deconsolidation of Silver Creek Pharmaceuticals, Inc.	—	10,848	—	10,848
Gain on sale of asset	—	—	—	1,703
Other income (expense), net	(237)	69	(1,778)	(592)

Total other income and expenses	(403)	9,508	(1,387)	(17,795)

Net loss from continuing operations before income tax benefit	(17,139)	(7,456)	(52,690)	(96,547)
Income tax benefit	4,798	2,133	4,798	32,372

Net loss from continuing operations	(12,341)	(5,323)	(47,892)	(64,175)
Discontinued operations:
Income from discontinued operations, net of tax	16,330	8,456	16,330	547,994
Net income (loss)	3,989	3,133	(31,562)	483,819
Net income (loss) attributable to non-controlling interest	—	31	—	(1,160)

Net income (loss) attributable to Merrimack Pharmaceuticals, Inc.	$3,989	$3,102	$(31,562)	$484,979

Other comprehensive income (loss):
Unrealized loss on marketable securities	(4)	—	(5)	—

Other comprehensive income (loss)	(4)	—	(5)	—

Comprehensive income (loss)	$3,985	$3,102	$(31,567)	$484,979

Amounts attributable to Merrimack Pharmaceuticals, Inc.:
Net loss from continuing operations	$(12,341)	$(5,354)	$(47,892)	$(63,015)
Income from discontinued operations, net of tax	16,330	8,456	16,330	547,994

Income (loss) attributable to Merrimack Pharmaceuticals, Inc.	$3,989	$3,102	$(31,562)	$484,979

Basic and dilutive net income (loss) per common share
Net loss from continuing operations	$(0.92)	$(0.40)	$(3.59)	$(4.77)
Net income from discontinued operations, net of tax	1.22	0.64	1.22	41.52

Net income (loss) per share	$0.30	$0.24	$(2.37)	$36.75

Weighted-average common shares used per share calculations—basic and diluted	13,343	13,282	13,343	13,197
Cash dividend paid per common share	$—	$—	$—	$10.55

Merrimack Pharmaceuticals, Inc.

Selected Balance Sheet Data (unaudited)

(in thousands)	September 30, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$84,846	$93,441
Working capital	65,202	75,269
Total assets	103,916	117,326
Total liabilities	36,873	21,042
Total stockholders’ equity	67,043	96,284

CONTACT:

Geoffrey M. Grande, CFA

617-441-7602

ggrande@merrimack.com